Exhibit 99.1

Solar EnerTech Announces Fiscal Year 2010 First Quarter Financial Results

— Shipments Increased 448% Compared to 1Q09 —
— Revenue Increased 248% Compared to 1Q09 —
— Gross Margin Turned Positive 11% Compared to Negative 46% in 1Q09 —

Mountain View, CA, February 12, 2010 – Solar EnerTech Corp. (OTCBB: SOEN) (the "Company") today announced financial results for the first quarter of fiscal year 2010.

First Quarter Highlights:
•	Shipments increased 448% compared to the first quarter in the prior year period.
•	Revenue increased 248% to $17.7 million compared to $5.1 million in the first quarter of the prior year.
•	The first quarter 2010 gross profit increased to positive $1.9 million, compared to negative $2.3 million in the first quarter in the prior year period.

Total module shipments increased 448% in the first fiscal quarter 2010, compared to the first fiscal quarter of the prior year. Revenue increased 248% to $17.7 million compared to $5.1 million in the first fiscal quarter of the prior year. Revenue for fiscal 2010 first quarter was comprised of approximately $15.3 million in solar modules sales, of which more than 95% were sold to Europe and Australia, and $2.4 million in solar cell sales. The increase in revenue was due to increased sales orders from new and existing customers as a result of heightened efforts by the Company’s sales and marketing team. Specifically, during the last quarter of fiscal year 2009, the Company acquired a 10MW contract from a new customer in Europe, contributing to the increased sales volume.

The first fiscal quarter 2010 gross profit increased to positive $1.9 million, compared to negative $2.3 million in the first quarter in the prior year period. First quarter 2010 gross margin was positive at 11% of total sales compared to negative 46% of total sales in the prior year period.  The improvement in gross profit margin was primarily due to cost restructuring and the Company’s ability to increase the manufacture efficiency of its solar cells. Additionally, the Company secured high quality raw materials with favorable credit terms as well as promoted a lean production process and filtered out unqualified products.

Total operating expenses for the fiscal 2010 first quarter were $2.3 million, or 13% of total net sales, which included a $0.6 million non-cash stock compensation credit related to the restructuring of the management team. Excluding these non-cash items, the operating expense for the fiscal 2010 first quarter was $1.7 million, or 10% of total net sales. This is to be compared with the 2009 first quarter total operating expense of $3.2 million, or 63% of total sales, which included $1.4 million of non-cash stock compensation charges related to the hiring and retention of key executives and $0.3 million of non-cash charges for loss on debt extinguishment.  The increase in operating expenses in the fiscal 2010 first quarter compared to fiscal 2009 first quarter was primarily due to increase shipping rates and volume.

Net loss for the first quarter of fiscal 2010 was $3.9 million, or negative $0.04 per basic and diluted share compared to a net loss of $3.8 million, or negative $0.04 per basic and diluted shares in the same period in fiscal 2009. In the first quarter of fiscal 2010, the Company recorded a non-cash gain totaling $1.0 million associated with a change in the fair market value of warrant liability and a change in the fair market value of compound embedded derivative liability compared to a total non-cash gain of $2.1 million for these two same items in the first quarter of fiscal 2009.  Excluding non-cash items, on a non-GAAP basis, the first quarter 2010 net loss was $4.9 million compared to a net loss of $5.9 million in the prior year period.  Both the compound embedded derivative and warrant liabilities were recorded in conjunction with the convertible notes transaction entered into by the Company in March 2007.

Mr. Leo S. Young, Chief Executive Officer of Solar EnerTech commented, “Fiscal first quarter result indicates a significant accomplishment for Solar EnerTech during the past six months since we made a strategic adjustment to focus on supplying superior products to our customers. We are pleased to see continued strong top-line growth in the quarter – our main product shipment increased four times and revenue increased nearly 250% compared to the same period last year. As our capacity has increased and the quality of our solar cells becomes further recognized in the industry, we now have the opportunity to focus on advancing our brand name recognition.”

“While we have been experiencing volatile market conditions for the last several months, the entire management team is up to the challenge. Our focus on product quality, coupled with our efforts in support services, has provided satisfaction among our major customers in Europe and Australia, and that in turn enabled us to acquire new customers. We are encouraged with the demand trends we’re seeing in our business and believe the quality of our products differentiate Solar EnerTech from many of other players in the global PV business,” concluded Mr. Young.

Financial Position

As of December 31, 2009, the Company had $1.6 million in cash, $8.4 million of accounts receivables, $0.6 million of prepayment primarily for purchase of raw materials, $5.8 million of inventories on hand, $0.7 million of deferred financing cost associated to the convertible notes and $1.1 million of VAT and other receivables. Additionally, as of December 31, 2009, the Company had $9.9 million of accounts payable, customer advance payment and accrued liabilities, $5.7 million of accrued liability due to related party, $0.1 million of derivative liabilities and $11.6 million in principal of convertible notes outstanding, which are recorded at carrying value at $6.8 million.

On January 7, 2010, the Company entered into a Series A Notes and Series B Notes Conversion Agreement (the “Conversion Agreement”) with the holders holding over 75% of the outstanding principal amounts owed under the Series A and Series B Notes to modify the terms of the notes. Pursuant to the terms of the Conversion Agreement, the notes were automatically converted into shares of the Company’s common stock at a conversion price of $0.15 per share and amended to eliminate the maximum ownership percentage restriction prior to such conversion.

In addition, the Company and the holders of over 50% of each of the outstanding Series A, Series B and Series C Warrants (collectively the “PIPE Warrants”) entered into an Amendment to the Series A, B and C Warrants (the “Warrant Amendment”) in conjunction with the Conversion Agreement.  Pursuant to the terms of the Warrant Amendment, the PIPE Warrants were amended to reduce their exercise prices from $1.21, $0.90 and $1.00, respectively, to $0.15.  The PIPE Warrants were also amended to (a) waive the anti-dilution provisions of the PIPE Warrants that would increase the number of shares issuable pursuant to the PIPE Warrants in inverse proportion to the reduction in the exercise price, (b) waive all anti-dilution protections as to future transactions and (c) eliminate maximum ownership percentage restrictions.

About Solar EnerTech Corp.

Solar EnerTech is a photovoltaic solar energy cell manufacturing enterprise incorporated in the United States with its corporate office in Mountain View, California.  The Company has established a sophisticated 67,107-square-foot manufacturing facility at Jinqiao Modern Technology Park in Shanghai, China. The Company currently has two 25MW solar cell production lines and a 50MW solar module production facility.

Solar EnerTech has also established a Joint R&D Lab at Shanghai University to develop higher efficiency cells and to put the results of that research to use in its manufacturing processes.  Led by one of the industry's top scientists, the Company expects its R&D program to help bring Solar EnerTech to the forefront of advanced solar technology research and production.

Safe Harbor Statement

Statements contained in this press release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based largely on current expectations and are subject to a number of known and unknown risks, uncertainties and other factors beyond our control that could cause actual events and results to differ materially from these statements. These statements are not guarantees of future performance, and readers are cautioned not to place undue reliance on these forward-looking statements, which are relevant as of the date of the given press release and should not be relied upon as of any subsequent date. Solar EnerTech undertakes no obligation to update publicly any forward-looking statements.

CONTACT:
Expansion Media
David Andrew Goldman, 646-335-0268
david@expansionmedia.net
(Unaudited Financial Statements on Next Page)

Solar EnerTech Corp
Unaudited Consolidated Statements of Operations

	Quarter Ended December 31,
	2009	2008

Sales	$17,693,000	$5,084,000
Cost of sales	(15,762,000)	(7,420,000)
Gross profit (loss)	1,931,000	(2,336,000)

Operating expenses:
Selling, general and administrative	2,218,000	2,561,000
Research and development	108,000	335,000
Loss on debt extinguishment	-	310,000
Total operating expenses	2,326,000	3,206,000

Operating loss	(395,000)	(5,542,000)

Other income (expense):
Interest income	3,000	7,000
Interest expense	(4,425,000)	(365,000)
Gain on change in fair market value of compound embedded derivative	104,000	475,000
Gain on change in fair market value of warrant liability	921,000	1,644,000
Other expense	(132,000)	(20,000)
Net loss	$(3,924,000)	$(3,801,000)

Net loss per share - basic	$(0.04)	$(0.04)
Net loss per share - diluted	$(0.04)	$(0.04)

Weighted average shares outstanding - basic	88,256,706	87,043,800
Weighted average shares outstanding - diluted	88,256,706	87,043,800

Solar EnerTech Corp
Consolidated Balance Sheets

	December 31, 2009	September 30, 2009
	(Unaudited)	(Audited)

ASSETS
Current assets:
Cash and cash equivalents	$1,633,000	$1,719,000
Accounts receivable, net of allowance for doubtful account of
$96,000 and $96,000 at December 31, 2009 and September 30, 2009, respectively	8,446,000	7,395,000
Advance payments and other	629,000	799,000
Inventories, net	5,798,000	3,995,000
Deferred financing costs, net of accumulated amortization	705,000	1,250,000
VAT receivable	878,000	334,000
Other receivable	231,000	408,000
Total current assets	18,320,000	15,900,000
Property and equipment, net	10,509,000	10,509,000
Investment	1,000,000	1,000,000
Deposits	101,000	87,000
Total assets	$29,930,000	$27,496,000

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$8,437,000	$5,794,000
Customer advance payment	26,000	27,000
Accrued expenses	1,424,000	1,088,000
Accounts payable and accrued liabilities, related parties	5,688,000	5,646,000
Derivative liabilities	74,000	178,000
Convertible notes, net of discount	6,767,000	3,061,000
Total current liabilities	22,416,000	15,794,000
Warrant liabilities	1,147,000	2,068,000
Total liabilities	23,563,000	17,862,000

STOCKHOLDERS' EQUITY:
Common stock - 400,000,000 shares authorized at $0.001 par value 111,106,696 and 111,406,696 shares issued and outstanding at December 31, 2009 and
September 30, 2009, respectively	111,000	111,000
Additional paid in capital	76,040,000	75,389,000
Other comprehensive income	2,462,000	2,456,000
Accumulated deficit	(72,246,000)	(68,322,000)
Total stockholders' equity	6,367,000	9,634,000
Total liabilities and stockholders' equity	$29,930,000	$27,496,000